As filed with the Securities and Exchange Commission on May 13, 2002
                                   Investment Company Act File No. 811-_______
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM N-8A

                NOTIFICATION OF REGISTRATION FILED PURSUANT TO
              SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                     Name
                      MERCANTILE ABSOLUTE RETURN FUND LLC

                     Address of Principal Business Office
                     (No. & Street, City, State Zip Code)
                               Two Hopkins Plaza
                           Baltimore, Maryland 21201

                    Telephone Number (including area code)
                                (410) 237-5900

               Name and Address of Agent for Service of Process
                                 John Pileggi
                       Mercantile Capital Advisors Inc.
                               Two Hopkins Plaza
                           Baltimore, Maryland 21201

                                   COPY TO:
            Susan Penry-Williams                    Patrick J. McMahon
    Kramer Levin Naftalis & Frankel LLP     Kramer Levin Naftalis & Frankel LLP
              919 Third Avenue                       919 Third Avenue
          New York, New York 10022               New York, New York 10022

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X]           NO [_]
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                                  SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf by the undersigned, thereto duly authorized, in New York, New York on the 13th day of May, 2002.

                                 MERCANTILE ABSOLUTE RETURN FUND LLC


                                 By: Mercantile Capital Advisors Inc.
                                 Managing Member

                                 By: /s/ John J. Pileggi
                                    -----------------------------------------
                                 Name: John J. Pileggi
                                 Title: Authorized Person